EXHIBIT 23-1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File No. 33-45594; File No. 33-60039; File No. 333-12657; File No. 333-69929; File No. 333-100799; and File No. 333-100798) and S-4 (File No. 333-119863) of Sonoco Products Company of our report dated March 1, 2005, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina
June 29, 2005